UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	February 8, 2005

TURBOCHEF TECHNOLOGIES, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-23478	48-1100390
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Six Concourse Parkway, Suite 1900, Atlanta, Georgia	30328
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:	(678) 987-1700

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01     OTHER EVENTS

On February 2, 2005, TurboChef Technologies, Inc. (“TurboChef”) announced that it had entered into an Underwriting Agreement (the “Underwriting Agreement”) with certain of its stockholders (the “Selling Stockholders”), and Banc of America Securities LLC, William Blair & Company, L.L.C., Stephens Inc. and Oppenheimer & Co. Inc., as representatives of the several underwriters listed on Schedule A thereto (the “Underwriters”), with respect to the public offering of 5,000,000 shares of its common stock at a price per share of $20.50. The offering closed on February 8, 2005.

In the offering, TurboChef sold 2,925,000 shares of its common stock, and received proceeds of $55,914,300 (net of underwriting discounts, but before other expenses of the offering). The Selling Stockholders sold 2,075,000 shares of common stock and received proceeds of $39,665,700 (net of underwriting discounts). In addition, one of the selling stockholders granted to the Underwriters a 30-day option to purchase an additional 750,000 shares of common stock to cover over-allotments, if any.

A copy of the press release announcing the closing of the offering is attached to this filing as Exhibit 99.1 and is incorporated herein by reference.

ITEM 9.01     FINANCIAL STATEMENTS AND EXHIBITS

(c)     Exhibits.
Exhibit No.	Description

99.1	Press Release of TurboChef Technologies, Inc. dated February 8, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TURBOCHEF TECHNOLOGIES, INC. (Registrant)

By:	/s/ Dennis J. Stockwell
Dennis J. Stockwell Vice President, Secretary and General Counsel

Date: February 8, 2005